SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2006

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia  20191

(Address of principal executive offices)       (Zip Code)

Registrant’s telephone number, including area code  (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 18, 2006, VCampus Corporation (“VCampus”) received notice that the Virginia Department of Taxation has denied VCampus’ request for correction of the retail sales and use tax assessment issued to VCampus as a result of an audit for the period August 1998 through October 2001. VCampus continues to disagree with the Department’s findings and is considering its options for further appeal.

As disclosed in VCampus’ prior SEC filings, in 2002, the Virginia Department of Taxation completed an audit of the VCampus’ sales and use tax payments from August 1998 through October 2001. In July 2002, VCampus received a draft assessment which contemplated a payment of taxes, penalties and interest by VCampus of $212,719, primarily associated with VCampus’ alleged failure to assess use tax on third-party royalties paid by VCampus to content providers for courses VCampus delivered online. VCampus paid the sales and use tax and interest on non-contested items, which amounted to $18,928 out of the $212,719. VCampus formally contested the remaining items covered by the draft assessment, including the assessment of use tax on the royalties paid by VCampus to content providers for courses VCampus delivered online as well as the methodology used by the Virginia Department of Taxation to estimate the royalties. In July 2003, the assessment was reduced by the Virginia Department of Taxation to $86,678 including interest of $17,278. In October 2003, VCampus appealed the preliminary assessment. Pending resolution of this dispute, VCampus has not previously accrued any liability on its financial statements for the draft assessment.

VCampus expects the total assessment from the Virginia Department of Taxation to be approximately $104,260 for the audit period, which amount will be payable within 30 days of completion of the Department’s formal assessment, even if VCampus pursues an appeal. In addition, based on this ruling and the Department’s interpretation of local law, VCampus is in the process of determining what its liability might be, if any, for additional sales and use tax from the end of the audit period in October 2001 to the present. As a result of that process, VCampus might conclude that it is required to record a liability reserve to account for the potential liability.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: April 20, 2006
/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer